Exhibit 10(b)(i)

December 23, 2008

Joseph F. Beaman, Jr.

518 West C. Street

Newton, NC 28658

Dear Joe,

Peoples Bancorp of North Carolina, Inc. (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”) with the United States Department of Treasury (the “Treasury”) that provides, among other things, for the purchase by the Treasury of securities issued by the Company. This purchase is anticipated to occur as part of the Company’s participation in the Treasury’s Troubled Asset Relief Program - Capital Purchase Program (the “CPP”).

As a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to take certain actions with respect to compensation arrangements of its senior executive officers. The Company has determined that you are or may be a senior executive officer for purposes of the CPP. To comply with the requirements of the CPP, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you agree as follows:

(1)	No Golden Parachute Payments. You will not be entitled to receive from the Company any golden parachute payment (as defined below) during any period in which the Treasury holds an equity or debt position acquired from the Company in the CPP (the “CPP Covered Period”) (or during the year following any acquisition of the Company, to the extent required by the CPP Limitations (as defined below)).

(2)	Recovery of Bonus and Incentive Compensation. You will be required to and shall return to the Company any bonus or incentive compensation paid to you by the Company during the CPP Covered Period if such bonus or incentive compensation is paid to you based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements , including golden parachute, severance and employment agreements (all such plans, arrangements and agreements, the “Benefit Plans”) are hereby amended to the extent necessary to give effect to provisions (1) and (2) of this letter.

The Company is also required as a condition to participation in the CPP to review the Benefit Plans to ensure that the Benefit Plans do not encourage its senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent that the Company determines that the Benefit Plans must be revised as a result of such review, or determines that the Benefit Plans must otherwise be revised to comply with Section 111(b) of the EESA (as defined below) as implemented by any guidance or regulation thereunder that has been issued and is in effect as of the closing date of the Company’s issuance of preferred stock and warrants to acquire common stock to the Treasury pursuant to the CPP (the “CPP Limitations”), you and the Company agree to negotiate and effect such changes promptly and in good faith.

(4)	Definitions and Interpretation. This letter shall be interpreted as follows:

•

“Senior executive officer” means the Company’s “senior executive officers” as defined in Q&A 2 of the Interim Final Rule issued by the Treasury at 31 CFR Part 30, effective on October 20, 2008 (the “Interim Final Rule”).

•	“Golden parachute payment” shall have the meaning set forth in Q&A 9 of the Interim Final Rule.

•	The term “Company” includes any entities treated as a single employer with the Company under Q&A 1 and Q&A 11 of the Interim Final Rule.

•

This letter is intended to, and shall be interpreted, administered and construed to comply with Section 111 of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the regulations and guidance promulgated thereunder (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

(5)	Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of North Carolina. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

(6)	If the Treasury does not purchase the securities contemplated by the Participation Agreement, then this letter shall be of no force or effect. In addition, upon such time as the Treasury no longer holds securities or debt of the Company acquired under the CPP, this letter shall be of no further force or effect, except to the extent required by the CPP Limitations. If you cease to be a senior executive officer of the Company for purposes of the CPP, you shall be released from the restrictions and obligations set forth in this letter to the extent permissible under the CPP. If it is determined that you are not a senior executive officer of the Company as of the date hereof, this letter shall be of no force or effect.

The Company appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

[Signature page follows]

Sincerely,

Peoples Bancorp of North Carolina, Inc.

By:
Name:	Robert Abernethy
Title:	Chairman of the Board of Directors

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

By:
Name:	Joseph F. Beaman, Jr.
Title:	Executive Vice President and Secretary
Date:	December 23, 2008

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